Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations
James Palczynski
(203) 682-8229

Neal S. Nackman, Chief Financial Officer
G-III Apparel Group, Ltd.
(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES THIRD QUARTER

FISCAL 2016 RESULTS

— Net Sales in the Third Quarter Increase 12% to $910 Million from $812 Million —

— Non-GAAP Net Income per Diluted Share Increases 20% to $1.85 from $1.54 —

— Board Authorizes Increased Share Repurchase Program of Up to 5 Million Shares —

New York, New York – December 2, 2015 – G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the third quarter of fiscal 2016 that ended October 31, 2015. All share and per share data in this release have been retroactively adjusted to reflect the two-for-one stock split effective May 1, 2015.

For the third quarter ended October 31, 2015, G-III reported that net sales increased by 12% to $910 million from $812 million in the year-ago period.

The Company’s net income for the third quarter increased to $87.2 million, or $1.87 per diluted share, from $80.6 million, or $1.76 per diluted share, in the prior year’s comparable period. On an adjusted basis, excluding items resulting in other income equal to $0.02 per share in the quarter ended October 31, 2015 and $0.22 per share in the quarter ended October 31, 2014, non-GAAP net income per diluted share for the third quarter increased to $1.85 from $1.54 in the prior year’s third quarter. A reconciliation of GAAP net income per share to non-GAAP net income per share is presented in a table accompanying the condensed financial statements included in this release.

Morris Goldfarb, G-III’s Chairman, Chief Executive Officer and President, said, “We are pleased to report a strong third quarter. Our organic sales and profit increase clearly differentiate us as a leader in our

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industry. We achieved this performance in a challenging market environment. Although outerwear is off to a slow start at retail, our dress, sportswear and handbag businesses performed well in the quarter.”

Mr. Goldfarb continued, “We have made a guidance revision for the full year to reflect expected softness in consumer spending and reduced traffic in the fourth quarter. That said, we do have many sources of strength throughout our business. We continue to drive diversification across channels, supported by a strong brand portfolio and great execution. We remain focused on continuing to implement successful business strategies and creating value for our shareholders. The share repurchase program approved by our Board reflects confidence in our business. It is also consistent with our strategy of providing value to our stockholders while maintaining flexibility to use our financial resources to pursue new opportunities to grow our business.”

Share Repurchase Program

G-III announced today that its Board of Directors had reapproved and increased the previously authorized share repurchase program. There were 3,750,000 shares available under the prior program which the Board has increased to 5,000,000 shares. The timing and actual number of shares repurchased, if any, will depend on a number of factors, including market conditions and prevailing stock prices, and are subject to compliance with certain covenants contained in our loan agreement. Share repurchases may take place on the open market, in privately negotiated transactions or by other means, and would be made in accordance with applicable securities laws. The Company currently has approximately 45,537,000 shares of common stock outstanding.

Outlook

The Company today revised its prior guidance for the full fiscal year ending January 31, 2016. The Company is continuing to forecast net sales of approximately $2.40 billion. It now expects net income to be between $124 million and $131 million, or a range between $2.67 and $2.82 per diluted share, compared to its previous guidance of net income between $129 million and $134 million, or a range between $2.78 and $2.88 per diluted share, and to net income of $110.4 million, or $2.48 per diluted share, in the fiscal year ended January 31, 2015. In addition, the current annual guidance includes other income items included in our results for the third quarter equal to $0.02 per share.

The Company is forecasting non-GAAP net income per diluted share for the full 2016 fiscal year to increase by 17% to 24% to between $2.65 and $2.80 compared to $2.26 for the 2015 fiscal year.

The Company is now projecting adjusted EBITDA for fiscal 2016 to increase between 22% and 28% to between approximately $227 million and $238 million compared to adjusted EBITDA of $186.6 million in fiscal 2015 and from its previous guidance of adjusted EBITDA of between approximately $237 million and $245 million.

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The forecasted and actual non-GAAP net income per share and forecasted and actual adjusted EBITDA reflect adjustments that exclude (i) items resulting in other income in fiscal 2016 equal to $0.02 per share, and (ii) items resulting in other income in fiscal 2015 equal to $0.22 per share, net of taxes.

Non-GAAP net income per diluted share and adjusted EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with U.S. GAAP. Reconciliations of forecasted and actual GAAP net income per share to forecasted and actual non-GAAP net income per share and of GAAP net income to adjusted EBITDA are included in tables accompanying the condensed financial statements in this release.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, women's suits, women's performance wear, footwear, luggage, women's handbags, small leather goods and cold weather accessories under licensed brands, our own brands and private label brands. G-III sells swimwear, resort wear and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses and performance wear under our own Andrew Marc and Marc New York brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Karl Lagerfeld, Kenneth Cole, Cole Haan, Guess?, Tommy Hilfiger, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Ellen Tracy, Kensie, Levi's and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Hands High, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Bass, G.H. Bass, G-III Sports by Carl Banks, Eliza J, Black Rivet and Jessica Howard. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin and Calvin Klein Performance names.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto, and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGS:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2015	2014	2015	2014
Net sales	$909,865	$812,330	$1,816,714	$1,602,532
Cost of sales	572,808	517,078	1,156,890	1,028,762
Gross profit	337,057	295,252	659,824	573,770
Selling general and administrative expenses	191,044	176,383	469,560	430,433
Depreciation and amortization	6,611	5,589	18,213	14,770
Operating profit	139,402	113,280	172,051	128,567
Other income	896	11,950	896	11,950
Interest and financing charges, net	(1,955)	(1,988)	(4,107)	(5,988)
Income before taxes	138,343	123,242	168,840	134,529
Income tax expense	51,187	43,469	62,471	47,758
Net income	87,156	79,773	106,369	86,771

Add: Loss attributable to non-controlling interest	–	842	–	1,370

Income attributable to G-III	$87,156	$80,615	$106,369	$88,141
Net income per common share:
Basic	$1.92	$1.80	$2.36	$2.06
Diluted	$1.87	$1.76	$2.29	$2.02
Weighted average shares outstanding:
Basic	45,311	44,822	45,117	42,740
Diluted	46,526	45,724	46,392	43,682

Selected Balance Sheet Data (in thousands):	At October 31,
	2015	2014
Cash	$54,298	$49,158
Working Capital	646,358	540,255
Inventory	510,374	436,367
Total Assets	1,416,492	1,221,089
Short-term Revolving Debt	171,840	153,853
Total Stockholders' Equity	884,996	748,244

All share and per share data have been retroactively adjusted to reflect the Company’s two-for-one stock split effected May 1, 2015

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL GAAP NET INCOME PER SHARE TO

FORECASTED AND ACTUAL NON-GAAP NET INCOME PER SHARE

(Unaudited)

	Three Months Ended October 31, 2015	Three Months Ended October 31, 2014	Nine Months Ended October 31, 2015	Nine Months Ended October 31, 2014
GAAP diluted net income per common share	$1.87	$1.76	$2.29	$2.02
Excluded from non-GAAP:
Other income, net of taxes	(0.02)	(0.22)	(0.02)	(0.23)
Non-GAAP diluted net income per common share	$1.85	$1.54	$2.27	$1.79

	Forecasted Twelve Months Ending January 31, 2016	Actual Twelve Months Ended January 31, 2015
GAAP diluted net income per common share	$2.67 - $ 2.82	$2.48
Excluded from non-GAAP:
Other income, net of taxes	(0.02)	(0.22)
Non-GAAP diluted net income per common share	$2.65 - $ 2.80	$2.26

Non-GAAP diluted net income per share is a “non-GAAP financial measure” that excludes (i) items resulting in other income in fiscal 2016 which consists of the reduction of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin and (ii) items resulting in other income in fiscal 2015 which consists of (a) the sale of the right to operate Calvin Klein Performance stores in Asia, including the sale of the Company’s interest in a joint venture that operated Calvin Klein Performance stores in China and expenses associated with this other income incurred in the fourth quarter of fiscal 2015, (b) the reduction of a portion of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin, and (c) the early extinguishment of debt due to the seller of Vilebrequin for an amount less than the principal amount of this debt. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items of other income that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2016	Actual Twelve Months Ended January 31, 2015
Net income	$124,000 – $ 131,000	$110,361
Other income	(900)	(11,488)
Depreciation and amortization	25,000	20,374
Interest and financing charges, net	5,900	7,942
Income tax expense	73,000 – 77,000	59,450
Adjusted EBITDA, as defined	$227,000 – $ 238,000	$186,639

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes (i) items resulting in other income in fiscal 2016 which consists of the reduction of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin and (ii) items resulting in other income in fiscal 2015 which consists of (a) the sale of the right to operate Calvin Klein Performance stores in Asia, including the sale of the Company’s interest in a joint venture that operated Calvin Klein Performance stores in China and expenses associated with this other income incurred in the fourth quarter of fiscal 2015, (b) the reduction of a portion of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin, and (c) the early extinguishment of debt due to the seller of Vilebrequin for an amount less than the principal amount of this debt. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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